SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-90316 Filed Pursuant to Rule 424(b)(3) Pricing Supplement No. 54 (To Prospectus dated January 23, 2003 and Prospectus Supplement dated January 23, 2003)	Trade Date: 4/21/2003 Issue Date: 4/24/2003

The date of this Pricing Supplement is 4/21/2003

					Interest Payment			Subject to Redemption
CUSIP	Stated Interest Rate Per Annum(1)	Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Pincipal Amount	Net Proceeds	OID Status
78490FCF4	3.500%	6/15/2008	100%	0.750%	Semi	06/15/03	Yes	No		1,574,000	1,562,195.00	N

Effective April 7, 2003 the name of Salomon Smith Barney Inc., an agent of the program, was changed to Citigroup Global Markets Inc.

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

(2)
Expressed as a percentage of aggregate principal amount.

(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.